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                                                                     Exhibit 5.1

         [NYO LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]







                                                     April 17, 1998



McKesson Corporation
McKesson Plaza
One Post Street
San Francisco, CA  94104

Ladies and Gentlemen:

        We have acted as special counsel to McKesson Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-4 No. 333-49119 (such Registration Statement being hereinafter referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of the Company's offer to exchange an aggregate principal amount of up to $300,000,000 of its 6.30% Exchange Notes due March 1, 2005 and 6.40% Exchange Notes due March 1, 2008 (together, the "Exchange Notes") for a like principal amount of its 6.30% Notes due March 1, 2005 and 6.40% Notes due March 1, 2008 (together, the "Private Notes"), respectively. The Private Notes have been and the Exchange Notes are to be issued pursuant to an Indenture dated as of March 11, 1997 (the "Indenture"), between the Company and The First National Bank of Chicago, as trustee.

        This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Act.

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) an executed copy of the Registration Rights Agreement, dated as of February 24, 1998 (the "Registration Rights Agreement"), among the Company and Salomon Brothers Inc,
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McKesson Corporation
April 17, 1998
Page 2


BancAmerica Robertson Stephens and J.P. Morgan Inc.; (iii) an executed copy of the Indenture; (iv) the form of the Exchange Notes; and (v) certain resolutions of the Board of Directors of the Company and the Finance Committee thereof relating to the transactions contemplated by the Registration Rights Agreement and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. The documents referred to in clauses (ii) and (iii) of this paragraph are hereinafter referred to as the "Operative Documents."

      In our examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals or such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the execution and delivery by the Company of the Indenture and the Exchange Notes and the performance of its obligations thereunder do not and will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or its properties is subject (except that we do not make the assumption set forth in this clause (i) with respect to the Restated Certificate of Incorporation or the Restated By-Laws of the Company or the Operative Documents), (ii) any law, rule or regulation to which the Company is subject (except that we do not make the assumption set forth in this clause (ii) with respect to the Delaware General Corporation Law (the "DGCL") or those laws, rules and regulations of the State of New York and the United States of America (other than securities or other anti-fraud laws) which, in our experience, are normally applicable to transactions of the type contemplated by the Operative Documents, but without our having made any special investigation concerning any other laws, rules or regulations), (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority, As to any
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McKesson Corporation
April 17, 1998
Page 3


facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

        Members of our firm are admitted to the Bar of the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than the laws of the State of New York and DGCL.

        Based upon and subject to the foregoing, we are of the opinion that the Exchange Notes have been duly authorized by the Company and, when executed and authenticated in accordance with the terms of the Indenture and issued and delivered in accordance with the terms and conditions of the Registration Rights Agreement, will be valid, legal and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with the terms, except (a) to the extent that enforcement thereof may be limited to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (b) we express no opinion regarding the enforceability or effect of Section 6.6 of the Indenture.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.


                                   Very truly yours,


                                   /s/ Skadden, Arps, Slate, Meagher & Flom LLP